Exhibit 5.1

April 4, 2005

Board of Trustees
Colonial Properties Trust,
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202

Ladies and Gentlemen:

     We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its Post-Effective Amendment No. 1 on Form S-8 to its Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to 366,691 common shares of beneficial interest, par value $.01 per share, of the Company (the “Shares”) issuable pursuant to options under the Cornerstone Realty Income Trust, Inc. 1992 Incentive Plan, as amended, and the Cornerstone Realty Income Trust, Inc. 1992 Non-Employee Directors Stock Option Plan, as amended (collectively, the “Plans”), assumed by the Company as of the effective time of the merger of Cornerstone Realty Income Trust, Inc. (“Cornerstone”) with and into CLNL Acquisition Sub LLC, a wholly owned subsidiary of the Company (“Acquisition Sub”), pursuant to the Agreement and Plan of Merger, dated October 25, 2004, by and among Cornerstone, Acquisition Sub and the Company, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 25, 2005 (as so amended, the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement, including the Post-Effective Amendment No. 1 thereto.

Board of Trustees
April 4, 2005

2.	A copy of the Plans.

3.	Declaration of Trust of the Company, as amended, as certified by the Secretary of State of the State of Alabama on March 16, 2005, and by the Secretary of the Company as of the date hereof as being complete, accurate and in effect (subject to exceptions noted in such certification).

4.	Bylaws of the Company, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect.

5.	Resolutions of the Board of Trustees of the Company adopted at meetings held on October 21, 2004 and January 21, 2005 relating to the Merger Agreement and the transactions contemplated thereby, as certified by the Secretary of the Company as of the date hereof as being complete, accurate and in effect.

6.	The Certificate of Merger filed with the Secretary of State of the State of Delaware on April 1, 2005 and the Articles of Merger filed with the State Corporation Commission of the Commonwealth of Virginia on April 1, 2005, pursuant to the Merger Agreement.

7.	Opinion letter, of even date herewith, of Sirote & Permutt, P.C., special counsel to the Partnership in the State of Alabama.

     In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). We have also assumed that the Shares will not be issued in violation of the ownership limits contained in the Company’s Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Alabama

Board of Trustees
April 4, 2005

Real Estate Investment Trust Act of 1995. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. In rendering this opinion letter, we are relying, to the extent that the laws of Alabama are relevant (without any independent verification or investigation), upon the opinion letter of Sirote & Permutt, P.C., special counsel to the Company in the State of Alabama, described in paragraph 7 above, with respect to the matters addressed therein.

     Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the Plans and the option agreements issued under the Plans, the Shares will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks of as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Post-Effective Amendment referred to above.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Registration Statement on Form S-8. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.